Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Semi - Annual Report

September 30, 2009

(Unaudited)

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Assets and Liabilities
September 30, 2009
(Unaudited)

Assets
Cash and cash equivalents	$16,818,094
Investments in Investment Funds, at fair value (cost: $428,048,121)	507,828,128
Receivable from Investment Funds	64,475,508
Other assets	125,068

Total assets	589,246,798

Liabilities

Redemptions payable	34,508,679
Contributions received in advance	12,774,000
Management fee payable	722,436
Accrued expenses	888,757

Total liabilities	48,893,872

Shareholders’ Capital (480,663.987 shares outstanding)	$540,352,926

Net Asset Value per share	$1,124.18

Composition of Shareholders’ Capital
Paid-in Capital	$590,373,231
Accumulated net investment loss	(8,978,511)
Accumulated net realized loss on investment transactions	(120,821,801)
Net unrealized appreciation on investments	79,780,007
Shareholders’ Capital	$540,352,926

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments
September 30, 2009
(Unaudited)

	Cost *	Fair Value	% of Shareholders’ Capital
Investments in Investment Funds

Directional Equity
Artha Emerging Markets Fund Ltd - b	$5,000,000	$5,268,933	0.98%
Frontpoint Onshore Healthcare Fund 2X LP - b	5,011,339	6,189,264	1.15
Horseman European Select Fund - a	9,000,000	6,856,667	1.27
Horseman Global Fund LTD Class B USD - a	9,500,000	7,229,940	1.34
Meditor European Hedge Fund (B) Ltd. - a	6,000,000	7,159,286	1.32
Passport Global Strategies III LTD - f	788,445	807,730	0.15
Passport II LP - b	-	11,918,668	2.20
Sprott Offshore Fund II LTD Class B - a	7,000,000	3,456,521	0.64
Tiger Asia Overseas Fund LTD Class B Offshore Fund - b	10,000,000	7,211,806	1.33
Total Directional Equity	52,299,784	56,098,815	10.38

Directional Macro
Asset Management Offshore LTD - a	15,000,000	15,464,184	2.86
Brevan Howard Fund Limited - a	10,933,478	11,557,306	2.14
Drawbridge Global Macro Fund Ltd Side Pocket 5 - f	45,752	44,830	0.01
Drawbridge Global Macro Fund Ltd Side Pocket 6 - f	25,480	34,240	0.01
Drawbridge Global Macro Fund Ltd Side Pocket 4 - f	82,331	68,700	0.01
Drawbridge Global Macro Fund LTD SPV Assets - f	303,137	594,007	0.11
Drawbridge Global Macro Fund Ltd Side Pocket 7 - f	18,759	29,569	0.01
Drawbridge Global Macro LTD C1 H10D SP May 9 2008 - f	31,259	26,818	0.00
Drawbridge Global Macro Fund Side Pocket 10 - f	6,378	4,067	0.00
Drawbridge Global Macro Side Pocket 11 - f	6,259	2,191	0.00
Drawbridge Global Macro Side Pocket 12 - f	388,414	197,363	0.04
Total Directional Macro	26,841,247	28,023,275	5.19

Relative Value
AB2 Fund - a	-	7,745,608	1.43
Brigade Leveraged Capital Structures LP - b	6,001,806	6,682,139	1.23
Dundonald Fund I LP - b	4,400,000	8,526,962	1.57
Gracie Credit Opportunities Fund LP - b	11,000,000	11,822,963	2.19
Nisswa Fixed Income Fund LP - b	28,500,000	34,296,497	6.35
Perella Weinberg Partners Xerion Fund LP - b	25,000,000	26,260,198	4.86
Providence MBS Fund, LP - b	22,000,000	34,181,948	6.33
Providence MBS Offshore Fund, LTD - b	6,300,000	21,552,182	3.99
SOLA 1 - d	21,441,654	15,287,820	2.83
Sola 1 Class L1 Master - b	13,558,346	14,841,100	2.75
Sola 1 - C - f	203,872	203,872	0.04
Stratus Fund Ltd - Class C - a	3,300,000	8,874,618	1.64
Stratus Feeder Fund LTD Class C - a	11,511,640	14,744,369	2.73
Stratus Fund LTD Double Lev Class C Side Pocket - f	187,975	186,048	0.03
Structured Service Holdings LP - a	23,358,508	46,994,496	8.70
Structured Service Holdings LTD - a	13,500,000	29,840,837	5.52
Total Relative Value	$190,263,801	$282,041,657	52.19%

The accompanying notes are an integral part of these financial statements

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments (continued)
September 30, 2009
(Unaudited)

	Cost *	Fair Value	% of Shareholders’ Capital
Investments in Investment Funds

Event Driven
Ashmore Asian Recovery Fund Limited - b	$10,297,045	$8,712,137	1.61%
Carrington Investment Partners ( US ) LP - b	11,074,979	4,241,431	0.78
CPIM Structured Credit Fund 1000 INC - b	7,544,824	1,230,189	0.23
CPIM Structured Credit Fund 1500 INC - c	6,047,893	773,522	0.14
Harbinger Capital Partners Offshore Fund I, LTD - b	15,760,206	6,988,474	1.29
Harbinger Capital Partners Class L Holdings Series 2 - f	422,060	1,060,382	0.20
Harbinger Capital Partners Class PE Holdings Series 1 - f	7,424,541	7,170,453	1.33
Lincoln Vale European Partners (US) Fund LP - c	5,000,000	4,269,026	0.79
Marathon Distressed Subprime Fund (Cayman) LTD Class A - b	5,000,000	4,660,320	0.86
Marathon Special Opp Fund LTD SP 2 - f	1,173,382	1,013,490	0.19
Marathon Special Opp Ltd SP 4 -f	588,093	439,920	0.08
Marathon Structured Finance Fund LTD - d	14,907,887	8,688,169	1.61
Marathon Structured Finance Fund LTD Ser. 31 Dec 2008 - f	1,284,301	1,168,295	0.22
Marathon Special Opportunity Fund LTD SP6 - f	276,235	242,148	0.05
New Amsterdam European Credit Fund Class A - a	1,249,738	119,625	0.02
Noroton Event Driven Opportunity Fund LP - b	5,000,000	4,046,985	0.75
Pardus Special Opportunities Fund 1 LTD - b	15,000,000	5,105,178	0.95
Paulson Advantage Plus LP - b	3,500,000	38,384,386	7.10
Stark Investments Structured Finance Onshore Fund - d	9,442,105	7,354,350	1.36
Taconic Offshore Fund 1.5 LTD - d	10,000,000	10,294,010	1.91
Third Point Partners Qualified, LP - d	11,750,000	12,220,976	2.26
Trian Partners Ltd - d	10,900,000	7,913,154	1.46
York Credit Opportunities Unit Trust - b	5,000,000	5,567,761	1.03
Total Event Driven	158,643,289	141,664,381	26.22
Total Investments In Investment Funds	$428,048,121	$507,828,128	93.98

Other Assets, less Liabilities		32,524,798	6.02

Members’ Capital		$540,352,926	100.00%

*
The Company records a realized gain or loss on its investment in Investment Funds only to the extent that the cost of such investment as well as any Side Pocket has been fully recovered through previous redemptions from investments in Investment Funds.

Note:  Investments in underlying Investment Funds are categorized by investment strategy.
a - Redemptions permitted monthly
b - Redemptions permitted quarterly
c - Redemptions permitted semi annually
d - Redemptions permitted annually
e - Redemptions permitted anytime
f - Redeemed only when underlying investment is realized or converted to regular interest in Investment Fund

The accompanying notes are an integral part of these financial statements

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Operations
For the Period April 1, 2009 through September 30, 2009
(Unaudited)

Investment Income
Interest	$4,644

Total investment income	4,644

Expenses
Management fees	4,081,494
Risk monitoring expense	622,730
Accounting fees	581,333
Redemption \ Subscription Fees	328,632
Professional fees	187,800
Directors’ fees and expenses	39,000
Custodian fees	10,001
Miscellaneous expenses	78,062

Total expenses	5,929,052

Net investment loss	(5,924,408)

Realized and unrealized gain on investments in Investment Funds:

Net realized loss on sales of investments in Investment Funds	(5,955,670)
Net change in unrealized appreciation on investments in Investment Funds	71,989,735
Net realized and unrealized gain on investments in Investment Funds	66,034,065

Net increase in Shareholders’ Capital from Operations	$60,109,657

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statements of Changes in Shareholders’ Capital

	Six Months Ended September 30, 2009 (Unaudited)	Year Ended March 31, 2009
Operations

Net investment loss	$(5,924,408)	$(17,276,345)
Net realized loss on sales of investments in Investment Funds	(5,955,670)	(47,690,528)
Net change in unrealized appreciation/(depreciation) on investments in Investment Funds	71,989,735	(46,582,350)

Increase/(Decrease) in Shareholders’ Capital from Operations	60,109,657	(111,549,223)

Distributions to Shareholders

Distributions from net investment income	-	(122,666)
Distributions from net realized gain	-	(17,339,104)

Decrease in Shareholders’ Capital from Distributions to Shareholders	-	(17,461,770)

Shareholders’ Capital Transactions
Capital contributions	47,357,158	256,965,644
Reinvestment of distributions	-	15,476,284
Capital withdrawals	(82,642,712)	(199,611,798)

Increase/(Decrease) in Shareholders’ Capital from Capital Transactions	(35,285,554)	72,830,130

Shareholders’ Capital at beginning of year	515,528,823	571,709,686

Shareholders’ Capital at end of period (480,663.987 and 512,570.369 shares outstanding at September 30, 2009 and March 31, 2009, respectively)	$540,352,926	$515,528,823

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Cash Flows
For the Period April 1, 2009 through September 30, 2009
(Unaudited)

Cash flows from operating activities
Increase in Shareholders’ Capital from Operations	$60,109,657
Adjustments to reconcile net decrease in Shareholders’ capital from Operations to net cash used in operating activities:
Purchases of investments in Investment Funds	(101,000,000)
Proceeds from disposition of investments in Investment Funds	187,443,937
Net realized loss on sales of investments in Investment Funds	5,955,670
Change in net unrealized appreciation on investments in Investment Funds	(71,989,735)
Changes in operating assets and liabilities:
Decrease in prepaid professional fees	622,729
Decrease in other assets	43,042
Decrease in management fee payable	(62,529)
Decrease in accrued expenses	(432,008)
Net cash provided by operating activities	80,690,763

Cash flows from financing activities
Capital contributions	54,741,158
Payments for shares redeemed	(158,675,677)
Net cash used in financing activities	(103,934,519)

Net decrease in cash and cash equivalents	(23,243,756)

Cash and cash equivalents at beginning of year	40,061,850
Cash and cash equivalents at end of period	$16,818,094

Supplemental non-cash information:

Increase in contributions received in advance	7,384,000
Decrease in redemptions payable	(76,032,965)

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC
Financial Highlights

	Six Months Ended September 30, 2009 (Unaudited)		Year Ended March 31, 2009	Year Ended March 31, 2008	Year Ended March 31, 2007	Year Ended March 31, 2006	Year Ended March 31, 2005

Net Asset Value, beginning of year:	$1,005.77		$1,216.46	$1,207.54	$1,241.60	$1,115.09	$1,099.37
Income from investment operations(1):
Net investment loss	(11.57)		(29.47)	(34.29)	(28.26)	(26.88)	(32.25)
Net realized and unrealized gain/(loss) on investments	129.98		(153.56)	133.84	108.05	153.39	47.97
Total from investment operations	118.41		(183.03)	99.55	79.79	126.51	15.72
Distributions from net investment income	-		-	-	(47.12)	-	-
Distributions from net realized gain	-		(27.66)	(90.63)	(66.73)	-	-

Net Asset Value, end of period:	$1,124.18		$1,005.77	$1,216.46	$1,207.54	$1,241.60	$1,115.09

Total Return	11.77%		(15.05%)	8.24%	6.43%	11.35%	1.43%

Ratios/Supplemental Data:
Net assets, end of period	$540,352,926		$515,528,823	$571,709,686	$327,210,824	$188,116,360	$205,082,664
Portfolio turnover	26.43	%(2)	41.45%	30.05%	69.45%	57.90%	25.24%
Ratio of expenses to average net assets	2.22	%(2)(3)	2.63%	2.90%	2.51%	2.60%	3.06%
Ratio of net investment loss to average net assets	(2.22	%)(2)(3)	(2.62%)	(2.87%)	(2.37%)	(2.35%)	(2.95%)

(1)	Per share data for income from investment operations is computed using the total of monthly income and expense divided by beginning of month shares.
(2)	Annualized
(3)
As noted in Note 8 of the accompanying notes, the ratios above include redemption fees of $288,132.  Had the Fund not incurred these fees, the ratio of expenses to average net assets and the ratio of net investment loss to average net assets would have been 2.11% and (2.11%), respectively.

The above ratios may vary for individual investors based on the timing of capital transactions during the period.

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

1.	Organization

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company”) was organized as a Delaware limited liability company on August 16, 2002.  The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as amended, as a closed-end, non-diversified management investment company.  The Company is also registered under the Securities Act of 1933 (“1933 Act”).

The investment objective of the Company is to achieve capital appreciation principally through investing in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies.  These investment strategies allow Investment Managers the flexibility to use leverage or short-side positions to take advantage of perceived inefficiencies across the global markets, often referred to as alternative strategies.  Because Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of the Company can be described as a fund of hedge funds.

Shares of the Company (“Shares”) are sold to eligible investors (referred to as “Shareholders”).  The minimum initial investment in the Company from each Shareholder is $25,000; the minimum additional investment is $10,000.

Citigroup Alternative Investments LLC (“CAI” or the “Adviser”), a Delaware limited liability company and an indirect, wholly owned subsidiary of Citigroup Inc., serves as the Company’s investment adviser.  The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of the Company’s assets to various Investment Funds.  Under the Company’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of the Company to the Board of Directors (the “Board”).

2.	Significant Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Adviser to makes estimates and assumptions that affect the amounts and disclosures in the financial statements and accompanying notes.  The Adviser believes that the estimates utilized in preparing its financial statements are reasonable and prudent; however, actual results could differ from those estimates.

Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements, offering memoranda and such negotiated “side letter” or similar arrangements as the Adviser may have entered into with the Investment Fund on behalf of the Company.  The Company values these investments at fair value.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

a.	Portfolio Valuation

The net asset value of the Company is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board.

The Company’s investments in Investment Funds are carried at fair value as determined by the Company’s pro-rata interest in the net assets of each Investment Fund.

All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements.  Each Investment Manager to which the Adviser allocates assets will charge the Company, as an investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee.  The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 15% to 25% of net profits annually.  These fees are not included in management fees on the Statement of Operations.

The Company may invest in Investment Funds that may designate certain investments within those Investment Funds, typically those that are especially illiquid and/or hard to value, as “special situation” (often called “Side-Pocket”) investments with additional redemption limitations.  Such a Side-Pocket is, in effect, similar to a private equity fund that requires its investors to remain invested for the duration of the fund and distributes returns on the investment only when liquid assets are generated within the fund, typically through the sale of the fund’s illiquid assets in exchange for cash.

As a general matter, the fair value of the Company’s investment in an Investment Fund represents the amount that the Company can reasonably expect to receive if the Company’s investment was sold in an orderly transaction at the time of valuation.  The Investment Funds provide for periodic redemptions ranging from monthly to annually.  Investment Funds generally require advance notice of a shareholder’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request.  The Company considers if a liquidity discount on any Investment Fund should be taken due to redemption restrictions or suspensions by the Investment Fund.  However, the effects of any discounts were determined by the Adviser to be insignificant at September 30, 2009, and therefore, no discounts were applied to the fair value of the Investment Funds.  The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements.  The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

Retroactive adjustments to the Company’s net asset value might be made after the valuation date which could impact the net asset value per Share at which Shareholders purchase or sell Shares.  The valuations reported by the Investment Funds, upon which the Company calculates its month end net asset value, may be subject to adjustment subsequent to the valuation date, based on information which becomes available after that valuation date.  For example, fiscal year-end net asset values of an Investment Fund may be revised as a result of a year-end audit performed by the independent auditors of that Investment Fund.  Other adjustments to the Company’s net asset value may also occur from time to time, such as from the misapplication by the Company or its agents of the valuation policies described in the Company’s valuation procedures.

Retroactive adjustments to the Company’s net asset value, which are caused by adjustments to the Investment Funds’ values or by a misapplication of the Company’s valuation policies, that are able to be made within 90 days of the Valuation Date(s) to which the adjustment would apply will be made automatically unless determined to be de minimis.  Other potential retroactive adjustments, regardless of whether their impact increases or decreases the Company’s net asset value, will be made only if they both (i) are caused by a misapplication of the Company’s valuation policies and (ii) deemed to be material.  All retroactive adjustments are reported to the Company’s Valuation Committee and to affected Shareholders.

Effective June 30, 2009, the Company adopted a policy which permits revisions to the number of shares purchased or sold by shareholders due to retroactive adjustments made under the circumstances described above which occur within 90 days of the Valuation Date.  Prior to June 30, 2009, that automatic 90-day adjustment period was not in effect and retroactive valuation or share adjustments were not made.

In circumstances where a retroactive adjustment is not made under the circumstances described above, Shares purchased or sold by Shareholders will not be adjusted.  As a result, to the extent that the subsequent impact of the event which was not adjusted adversely affects the Company’s net asset value, the outstanding Shares will be adversely affected by prior repurchases made at a net asset value per Share higher than the adjusted value.  Conversely, any increases in net asset value per Share resulting from such subsequent impact will be to the benefit of the holders of the outstanding Shares and to the detriment of Shareholders who previously had their Shares repurchased at a net asset value per Share lower than the post-impact value.  New Shareholders may be affected in a similar way, because the same principles apply to the purchase of Shares.

b.	Income Recognition and Expenses

Interest income and expenses are recorded on an accrual basis.  Income, expenses and realized and unrealized gains and losses are recorded monthly.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

The change in an Investment Fund’s net asset value is included in net change in unrealized appreciation on investments in Investment Funds on the Statement of Operations.  The Company records a realized gain or loss on its investment in Investment Funds only to the extent that the cost of such investment as well as any Side Pocket has been fully recovered through previous redemptions from investments in Investment Funds.

The Company bears all expenses incurred in the course of its operations, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for the Company’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors.

c.	Income Taxes

The Company operated as a partnership from inception through September 30, 2005.  As of October 1, 2005, the Company became a corporation that is taxed as a regulated investment company.

It is the Company’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (RIC) and distribute substantially all of its taxable net investment income and capital gains, if any, to Shareholders each year.  Therefore, no federal income or excise tax provision is required for the Company’s financial statements.  While the Company intends to distribute substantially all of its taxable net investment income and capital gains, in the manner necessary to avoid imposition of the 4% excise tax as described above, it is possible that some excise tax will be incurred.  In such event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Accounting for Uncertainty in Income Taxes set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return.  The Company has analyzed tax positions taken or expected to be taken in the course of preparing the Company’s tax return for all open tax years and has concluded, as of September 30, 2009, no provision for income tax would be required in the Company’s financial statements.  The Company is not aware of any tax position for which it is reasonably possible that the total amounts of unrecognized tax benefit would significantly change in the next twelve months.  The Company’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

d.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and monies invested in money market deposit accounts that are accounted for at amortized cost, which approximates fair value.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

e.	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Changes in the economic environment, financial markets, and any other parameters used in determining these estimates could cause actual results to differ materially.

3.	Fair Value Disclosures

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value.  The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (level 3 measurement.  The guidance establishes three levels of fair value as listed below.

Level 1- Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2- Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3- Inputs that are unobservable.

The notion of unobservable inputs is intended to allow for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Under Level 3, the owner of an asset must determine valuation based on its own assumptions about what market participants would take into account in determining the fair value of the asset, using the best information available.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

Effective January 1, 2009, the Company adopted the authoritative guidance under GAAP on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  Accordingly, if the Company determines that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value.  Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

The guidance also provides a list of factors to determine whether there has been a significant decrease in relation to normal market activity.  Regardless, however, of the valuation technique and inputs used, the objective for the fair value measurement in those circumstances is unchanged from what it would be if markets were operating at normal activity levels and/or transactions were orderly; that is, to determine the current exit price.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement.  However, the determination of what constitutes “observable” requires significant judgment by the Adviser.  The Adviser considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market.  The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of September 30, 2009, in valuing the Company’s assets and liabilities carried at fair value:

	Level 1	Level 2	Level 3
		Other Significant	Significant	Value at
Investment in Investment Funds	Quoted Prices	Observable Inputs	Unobservable Inputs	September 30, 2009

Directional Equity	-	-	56,098,815	56,098,815

Directional Macro	-	-	28,023,275	28,023,275

Relative Value	-	-	282,041,657	282,041,657

Event Driven	-	-	141,664,381	141,664,381

Total Investment in Investment Funds	-	-	507,828,128	507,828,128

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

A roll forward of fair value measurements using significant unobservable inputs (Level 3) for the six months ended September 30, 2009, was as follows:

	Beginning					Ending
	Balance	Net Purchases	Total Realized	Total Change in	Transfers	Balance
Investment in Investment Funds	March 31, 2009	and Sales	Loss	Unrealized	in\out of Level 3	September 30, 2009

Directional Equity	91,241,879	(29,835,711)	-	(5,307,353)	-	56,098,815

Directional Macro	11,588,192	15,308,369	-	1,126,714	-	28,023,275

Relative Value	253,673,730	(30,514,481)	1,968,807	56,913,601	-	282,041,657

Event Driven	130,143,879	188,206	(7,924,477)	19,256,773	-	141,664,381

Total Investment in Investment Funds	486,647,680	(44,853,617)	(5,955,670)	71,989,735	-	507,828,128

All net unrealized gains/(losses) in the table above are reflected in the accompanying Statement of Operations.

4.	Management Fee, Administrative Fee, Related Party Transactions and Other

The Adviser provides certain management and administrative services to the Company.  The Adviser acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance.  In addition, the Adviser also provides office space and other support services.  In consideration for such services, the Company will pay the Adviser a monthly management fee of 0.125% (1.5% annually) based on end of month Shareholder’s capital.

Placement agents may be retained by the Company to assist in the placement of the Company’s Shares.  A placement agent will generally be entitled to receive a fee from each Shareholder in the Company whose Shares the agent places.  The specific amount of the placement fee paid with respect to a Shareholder is generally dependent on the size of the investment in the Company.

Citigroup Global Markets, Inc. (“CGMI”), an affiliate of CAI serves as a placement agent of the Company’s shares (and CAI and CGMI are affiliates of Morgan Stanley Smith Barney LLC, with whom CGMI has entered into a sub-placement agency agreement with respect to the Company).  For the six months ended September 30, 2009, the Company paid $497,597 in placement fees to CGMI on the Company’s Shares.  Such fees are deducted from a Shareholder’s gross contribution amount.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

The Company has entered into agreements with third parties to act as additional placement agents for the Company’s Shares.  Placement fees may range from 0 to 3%.  In addition to the placement fee paid by Shareholders, the Adviser and/or its affiliates will pay placement agents an annual fee.  The annual fee is paid from the Adviser’s own resources (or those of its affiliates).

CAI and PNC Global Investment Servicing Inc. (“PNCGIS”), an independent third party and wholly-owned subsidiary of The PNC Financial Services Group, have separate agreements with the Company and act as co-administrators to the Company.  CAI, as co-administrator, receives no fees for providing administrative services to the Company.  PNCGIS provides certain accounting, recordkeeping, tax and investor related services.  PNCGIS charges fees for their services based on a rate applied to the average net assets and are charged directly to the Company.

Effective January 1, 2008, each Director (“Director”) who is not an “interested person” of the Company, as defined by the 1940 Act, receives an annual retainer of $20,000 plus a Board meeting fee of $1,000 and a telephone meeting fee of $500.  The Chairman of the Audit Committee (the “Chairman”) receives an additional fee of $3,000 per year.  Any Director who is an “interested person” does not receive any annual or other fee from the Company.

All Directors are reimbursed for all reasonable out of pocket expenses.  Total amounts expensed related to Directors by the Company for the six months ended September 30, 2009 were $39,000.

PFPC Trust Company (an affiliate of PNCGIS) serves as custodian of the Company’s assets and provides custodial services for the Company.  Fees payable to the custodian and reimbursement for certain expenses are paid by the Company.  Total amounts expensed related to custodian fees by the Company for the six months ended September 30, 2009 were $10,001.

5.	Securities Transactions

The following table lists the aggregate purchases and proceeds from sales of Investment Funds for the six months ended September 30, 2009, net unrealized appreciation, gross unrealized appreciation, and gross unrealized depreciation from inception to September 30, 2009.

Cost of purchases	$137,998,479
Proceeds from sales	$182,852,096

Gross unrealized appreciation	$150,731,621
Gross unrealized depreciation	70,951,614
Net unrealized appreciation	$79,780,007

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

6.	Contributions, Redemptions, and Allocation of Income

Generally, initial and additional subscriptions for Shares may be accepted as of the first day of each month.  CAI has been authorized by the Board of the Company to accept or reject any initial and additional subscriptions for Shares in the Company.  The Board from time to time and in its complete and exclusive discretion, may determine to cause the Company to repurchase Shares from Shareholders pursuant to written tenders by Shareholders on such terms and conditions as it may determine.  CAI expects that it typically will recommend to the Board that the Company offer to repurchase Shares from Shareholders quarterly, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

Transactions in Shares were as follows for the six months ended September 30, 2009 and the year ended March 31, 2009:

	September 30, 2009	March 31, 2009
Shares outstanding, beginning of year	512,570.369	469,978.204
Shares purchased	44,935.771	217,973.542
Shares issued for reinvestment of distributions	-	15,907.561
Shares redeemed	(76,842.153)	(191,288.938)
Shares outstanding, end of period	480,663.987	512,570.369

7.	Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Investment Funds in which the Company invests trade various financial instruments and enter into various investment activities with off-balance sheet risk.  These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps.  The Company’s risk of loss in these investment funds is limited to the value of its’ investment in the respective Investment Funds.

8.	Redemption Penalty

During the six months ended September 30, 2009, the Company paid redemption penalties totaling $288,132.  The redemption penalties were charged to the Company for redeeming its interests of certain Investment Funds prior to the expiration of applicable lock-up periods.  The payment of these penalties released the Company from any further liability for its investments in the applicable Investment Funds and is recorded as an operating expense in the Statement of Operations.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2009 (Unaudited)

9.	Subsequent Events

Management has evaluated the impact of all subsequent events on the Company through November 30, 2009, the date the financial statements were issued, and has determined that there were no subsequent events requiring recognition or disclosure in the financial statements.